Valeritas Presents Positive CBD h-Patch™ Data at the 2nd Annual International Cannabinoid-Derived Pharmaceuticals Summit

BRIDGEWATER, N.J., Sept. 12, 2019 (GLOBE NEWSWIRE) -- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of the V-Go® Wearable Insulin Delivery device, which uses its proprietary h-Patch™ technology, announced today positive data from a preclinical pharmacokinetic (PK) study of cannabidiol (CBD) subcutaneous infusion was presented at the 2nd Annual International Cannabinoid-Derived Pharmaceuticals Summit in Boston, Massachusetts. Data presented at the Summit showed rapid and robust absorption and distribution of 40mg CBD delivered over 24 hours with the h-Patch™ technology. CBD was detected within one hour of the start of infusion, followed by prolonged elimination with near steady state levels still detectable 24 hours after completion of h-Patch™ infusion, or 48 hours in total. These data demonstrated that subcutaneous infusion of CBD of 40mg with the h-Patch™ provided peak plasma levels on par with published human dose-normalized plasma concentrations from a single oral administration of 300mg CBD.
“We are very excited by the data from this PK study and the potential our h-Patch™ technology has in providing peak plasma levels equivalent to oral administration despite delivering only a fraction of the amount of CBD,” said John Timberlake, President and Chief Executive Officer of Valeritas. “We look forward to partnering with companies who could benefit from utilizing the h-Patch™ to deliver their therapeutics.”
Valeritas’ h-Patch™ is a drug delivery technology that can facilitate the simple and effective subcutaneous delivery of injectable medicines to patients across a broad range of therapeutic areas. The Company’s V-Go is the first FDA-approved product that utilizes the h-Patch™ technology. To date, more than 20 million V-Go insulin delivery devices have been sold in the United States.
Oral CBD solutions have very low bioavailability in humans, in the range of 6-10%, and concerns linger over their long-term effect on the liver as a result of exposure to toxic metabolites. The h-Patch™ system provides a continuous basal delivery rate over a period of 24 hours and maximizes the therapeutic result by avoiding the first-pass effect and eliminating peak/trough variations of drug exposure. Subcutaneous infusion of CBD via the h-Patch™ may offer several distinct advantages over oral dosing including the ability to achieve therapeutic drug concentrations with a fraction of the overall dose, significantly prolonged half-life (versus single oral administration), minimization of the variation in CBD metabolism in the general population, and a dramatic reduction in the overall amount of drug metabolized by the liver. These features may contribute to a dramatically improved risk-reward profile for a CBD isolate therapeutic and could open the door to reliable, uniform dosing.

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours, and it provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.
More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, twitter.com/Valeritas_US.

Forward-Looking Statements
This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans; Valeritas' expected cash burn rate and its ability to continue to increase new and total prescription growth; the effects of the reverse stock split on the trading price of Valeritas’ common stock, in both the short and long-term; the ability to continue to commercialize the V-Go® Wearable Insulin Delivery device with limited resources; competition in the industry in which Valeritas operates and overall market conditions; the inherent uncertainties associated with developing new products or technologies; the potential commercial use of the h-Patch™ technology for subcutaneous delivery of Apo or CBD is dependent on Valeritas’ ability to identify one or more potential collaboration partners and enter into mutually agreeable collaboration agreements; our statements that (i) subcutaneous Apo infusions appears to offer qualitatively comparable benefits to that of oral levodopa and (ii) based on initial studies, subcutaneous infusion of CBD appears to offer several distinct advantages over oral dosing of CBD, and other potential benefits of the h-Patch™ technology to deliver Apo or CBD is based on third-party clinical studies not conducted by Valeritas; however, additional studies or research may be needed by our potential partners to demonstrate to the U.S. Food and Drug Administration (“FDA”) that delivery of Apo or CBD via the h-Patch™ technology will offer consistent results to the initial Valeritas study; and the FDA or other regulatory agencies may require Valeritas’ collaboration partners to demonstrate the safety or effectiveness of subcutaneous infusion of Apo or CBD through the h-Patch™ technology before either of those products can be commercialized, which can be a lengthy, and uncertain process. Statements or claims made by third parties regarding the efficacy or functionality of V-Go as compared to other products are statements made by such individual and should not be taken as evidence of clinical trial results supporting such statements or claims. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769
ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
206-451-4823
pr@valeritas.com